Exhibit 99.1

CoBiz Financial Announces Fourth Quarter 2009 Results

Reports significant improvement in quarterly operating results

Denver — CoBiz Financial Inc. (Nasdaq: COBZ), a financial services company with $2.5 billion in assets, announced a net loss of $4.5 million for the fourth quarter of 2009, as compared to a net loss of $8.6 million for the fourth quarter of 2008.  The net loss available to common shareholders was $0.15 per diluted common share versus a net loss of $0.38 per diluted common share in the prior year quarter.

For the year ended December 31, 2009, the net loss from core operations was $41.8 million, or $1.56 per diluted common share, excluding noncash charges from goodwill impairment (see the accompanying reconciliation of Non-GAAP Measures to GAAP). Including these charges, the net loss was $83.0 million, or $2.98 per diluted share. For the year ended December 31, 2008, net income was $1.3 million or $0.05 per diluted common share.

Financial Performance — Fourth Quarter 2009

•                  The net loss available to common shareholders for the fourth quarter of 2009 was $0.15 per diluted common share, a 35% improvement from the net loss from core operations (excluding goodwill charges) of $0.23 per diluted common share in the third quarter of 2009 (linked-quarter). (See the accompanying reconciliation of Non-GAAP Measures to GAAP).  The current quarter results were also a 47% improvement over the net loss reported in the fourth quarter of 2008.

•                  Provision for loan and credit losses (Provision) decreased for the second consecutive quarter. The Provision for the fourth quarter decreased by $3.7 million from the third quarter of 2009 to $16.5 million from $20.2 million. The fourth quarter 2009 Provision was $6.8 million less than the fourth quarter of 2008 Provision of $23.4 million.

•                  During the fourth quarter, the Company charged-off, net of recoveries, $22.9 million. The resulting allowance for loan and credit losses (Allowance) was 4.23% of total loans. For the full year, net charge-offs were $73.5 million. For the year, the loan and credit loss provision was $105.7 million or 143.7% of year-to-date net charge-offs.

•                  Nonperforming assets ended the quarter at $104.5 million, or 4.24% of total assets, up from $98.2 million or 3.87% of total assets at September 30, 2009.

•                  The net interest margin decreased slightly to 4.36% for the fourth quarter of 2009, from 4.40% in the third quarter of 2009.  The net interest margin increased 21 basis points (0.21%) from 4.15% in the fourth quarter of 2008.

•                  Loans outstanding as of December 31, 2009, decreased by $97.3 million on a linked-quarter basis to $1.78 billion. As a result, net interest income decreased by $0.6 million, from the third quarter 2009. However, for the full year, net interest income increased by $8.0 million, or 8.4% to $103.4 million over 2008 due to a strong net interest margin.

•                  Deposits and customer repurchase agreements (Customer Repo’s) increased by $49.5 million on a linked-quarter basis. Deposits and Customer Repo’s excluding wholesale brokered sources (Customer Funding) increased by $74.6 million on a linked-quarter basis, or 14.6% annualized. Year-over-year, Customer Funding increased by $392.4 million or 23.0%.

•                  Total noninterest-bearing demand accounts represented 27.6% of total deposits as of December 31, 2009, compared to 27.1% as of the prior quarter.

•                  The Company recognized a $1.6 million, pre-tax loss on securities, other assets and OREO as compared to $0.9 million in the third quarter of 2009. For the full year, the Company recognized $5.6 million of losses on securities, other assets and OREO.

“2009 was a tough year and one I wasn’t sorry to see come to an end,” said Chairman and CEO Steve Bangert. “However, I think it’s important to take what we learned over the past year and make our Company stronger. Any company can do well in good times; it is a company’s response to difficulty that differentiates it from its competitors.

“I am very proud of how our management team and employees responded to this demanding environment. During the past year, we addressed some of the larger challenges facing our company, clearing the way for positive momentum in the coming year. Within the past 18 months, we successfully raised capital on three separate occasions. We faced our credit issues head-on, provisioning $105.7 million and building our Allowance coverage to one of the highest in our peer group. We made significant investments in a newly formed Special Assets group, and have decreased our Land and Construction concentrations. More importantly, at a time when earnings were under extreme pressure, we continued to invest in the franchise by recruiting three key positions:  Director of Wealth Management, as well as Colorado and Arizona Bank Market Presidents, which will allow us to focus on growing market share.

“While 2010 will not be without challenges, I am hopeful for the promises it holds and the potential opportunities. We exit 2009 with a stronger capital base, record liquidity and a deeper management team.  As a result of our challenges, we have become more efficient, disciplined and focused, and are well prepared to continue building the franchise.”

Loans

Total loans ended the period just over $1.78 billion, a decrease of $97.3 million from September 30, 2009. Although we continue to actively market new relationships, we have seen a significant decrease in quality loan demand in our markets.  Total credit extended this quarter increased from the prior quarter to $154.8 million, from $126.6 million. However, credit extensions were offset by a higher level of maturities and pay-downs, including gross charge-offs of $23.7 million during the fourth quarter.

Year-to-date, loans have decreased by $248.6 million, or 12.2%. Credit extended in 2009 totaled $624.6 million, including $237.8 million of loans to new credit relationships.  Loan advances during the year were offset by greater levels of loan maturities and pay-downs, including gross charge-offs of $76.6 million for the year.

Overall, Commercial and Industrial (C&I) loans comprised $559.6 million, or 31.4% of the total portfolio as of December 31, 2009 compared to $649.0 million, or 31.9%, a year earlier. Commercial Real Estate accounted for 52.5% of total loans, with owner/occupied properties comprising a significant portion of this category. Land acquisition and development loans (A&D) decreased to $152.7 million or 8.6% of the total portfolio at the end of fourth quarter from $221.9 million, or 10.9%, a year ago.  Construction loans, excluding A&D, accounted for $144.5 million or 8.1% of the portfolio at December 31, 2009, as compared to $192.1 million, or 9.5%, a year ago.

Investment Securities

The Company had investment securities with a carrying value totaling $529.5 million at December 31, 2009, an increase of $45.6 million from the prior quarter. The portfolio consists primarily of mortgage-backed securities, the overwhelming majority of which are backed by U.S. government agencies. These securities had a net book value of $386.4 million and a market value of $400.8 million at quarter end. The remaining MBS are non-agency, private-label securities with a net book value of $5.3 million and a market value of $2.4 million. At December 31, 2009, the Company had $56.7 million in agency debentures, of which $31.7 million were purchased during the fourth quarter.  The fair value of the agency securities was $56.5 million at year-end.  Investments also include $35.0 million of single-issuer trust preferred securities backed by 13 different financial institutions and $31.7 million of corporate debt securities issued primarily by six S&P 500 companies. All trust preferred securities in the Company’s portfolio continue to pay dividends. The fair value of these securities was $67.4 million at December 31, 2009. The portfolio does not contain any collateralized debt obligations (CDOs) or securities backed by sub-prime mortgage loans.

The Company recognized a $0.1 million Other Than Temporary Impairment (OTTI) valuation loss during the fourth quarter of 2009. The valuation loss related to one private label mortgage-backed security (MBS), which was previously deemed to have an OTTI.

Deposits and Customer Repo Balances

Deposit and Customer Repo balances ended the period at $2.1 billion, an increase of $336.1 million from the same period in 2008, or 19.0%. On a linked-quarter basis, Deposit and Customer Repo balances increased by $49.5 million. Customer Funding (excluding brokered deposits from non-relationship sources) increased $74.6 million on a linked-quarter basis and $392.4 million from the prior year period. The strong growth in core deposits is the result of a consistent, focused marketing effort by our business development officers, as well as our current customers maintaining more liquidity on their balance sheets. While loan growth continues to be a challenge, the Bank is making considerable progress in building market share by attracting and building depository relationships.

Total noninterest-bearing demand accounts represented 27.6% of total deposits as of December 31, 2009, relatively level with the prior-year period.

The decrease in loan demand, coupled with strong deposit generation has contributed to a better liquidity position. As of December 31, 2009, total loans to Customer Funding decreased to 85.0% from 119.1% at the prior year end.

Allowance for Loan and Credit Losses and Credit Quality

Nonperforming assets (NPAs) increased by $6.3 million during the quarter to $104.5 million at December 31, 2009. Total nonperforming loans (NPLs) increased to $79.2 million as of December 31, 2009, from $75.7 million at September 30, 2009. NPLs to total loans increased to 4.44% at the end of the current quarter, from 4.03% as of the end of the prior linked-quarter. Other real estate owned acquired through foreclosure, and other foreclosed assets (OREO) was $25.3 million at year end 2009.

Of the total, 53% of NPAs, or $55.0 million, are within the Colorado portfolio and 47%, or $49.5 million, are in Arizona. Land A&D and Construction loans continue to exhibit the greatest weakness with 22.3% and 6.7%, respectively, of total loans in their category on nonaccrual status. Nonaccruing C&I and Real Estate loans remained manageable at 2.4% and 2.3%, respectively. Of the $25.3 million of OREO, $15.2 million, or 60%, was located in Colorado and $10.1 million, or 40%, was located in Arizona.

The fourth quarter loan and credit loss provision of $16.5 million represents a decrease of 18.1% or $3.7 million from the third quarter and 29.5% or $6.9 million from the fourth quarter of 2008. The Company charged-off (net of recoveries) $22.9 million in loans during the fourth quarter of 2009 and $73.5 million for the full year of 2009. Overall, the Company provided $32.2 million more in provision for loan and credit losses than it has charged-off during the year. As a result, the Allowance increased to $75.3 million as of December 31, 2009, from $43.1 million as of December 31, 2008. The Company’s Allowance to total loans held for investment increased to 4.23% as of December 31, 2009, from 2.12% as of December 31, 2008. The Allowance was over 97% of NPLs at December 31, 2009.

While the Land A&D portfolio represents only 8.6% of total loans, the Company estimates that approximately 61% of its current year Provision, and 59% of its gross charge-offs in 2009 related to Land A&D.

Shareholders’ Equity and Regulatory Capital

Over the last 18 months, the Company successfully raised capital on three separate occasions:

•                  In the third quarter of 2008, the Company raised $20.4 million through a private offering of subordinated debt that qualified as Tier 2 capital;

•                  In the fourth quarter of 2008, the Company qualified for a $64.5 million investment from the U.S. Treasury Department as part of the Capital Purchase Program (CPP) under the Emergency Economic Stabilization Act of 2008; and

•                  During the third quarter of 2009, the Company completed a successful common equity placement of $55.8 million, net of expenses.

As of December 31, 2009, total Shareholders’ Equity was $230.5 million. The Company’s total tangible shareholders’ equity was $225.5 million. The tangible shareholders’ equity to tangible assets ratio was 9.2% and the tangible common equity ratio was 6.7% at the end of the fourth quarter of 2009 as compared to 7.6% and 5.3%, respectively, at December 31, 2008 (see the accompanying Reconciliation of Non-GAAP Measures to GAAP).

As of December 31, 2009, the Company was significantly in excess of what is considered “Well-Capitalized” with an expected Tier 1 Capital ratio of 13.81%, and Total Capital ratio of 16.13%. Under the risk-based capital guidelines, the Allowance qualifies as Tier 2 equity up to 1.25% of risk-weighted assets. Consequently, due to the level of the Company’s provisioning for loan losses, approximately $49.4 million of Allowance was disallowed at December 31, 2009, under the risk-based capital rules, which equated to 2.44% of risk-weighted assets.

The Company is planning to file a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission to register up to $100 million in securities.  The Company anticipates that the registration statement would be filed within the next several weeks.  While the Company has no immediate plans to raise capital under the shelf registration statement, it provides the Company with the financial flexibility to do so at the appropriate time.

This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any securities.  It is the Company’s intention to file a shelf registration statement, however there can be no assurance that the Company will actually make such a filing or that the Securities and Exchange Commission will declare the registration statement effective.Net Interest Income and Margin

Net interest income on a tax equivalent basis for the fourth quarter of 2009 decreased by $0.7 million, or 2.6%, to $25.2 million from the same period in 2008.  Net interest income on a tax equivalent basis for the third quarter of 2009 was $25.8 million.  The net interest margin (NIM) expanded by 21 basis points to 4.36% as compared to the fourth quarter of 2008 and remained relatively consistent with the 4.40% NIM reported in the third quarter of 2009.  Increased levels of nonaccrual loans continue to have an adverse effect on our reported NIM.

Average earning assets decreased by $32.8 million on a linked-quarter basis as a result of $92.0 million decrease in loans, net of an increase in the average allowance for loan losses of $8.4 million.  Investment securities increased $45.1 million on linked-quarter basis.  Customer funding increased $175.4 million on a linked-quarter basis and $352.4 million from the fourth quarter of 2008.  Yields on average earning assets decreased by 14 basis points on a linked quarterly basis and 49 basis points from the fourth quarter of 2008 while rates paid on average interest-bearing liabilities increased nominally by 4 basis points on a linked-quarterly basis and decreased by 60 basis points from the fourth quarter of 2008.

Noninterest Income

Noninterest income decreased by $0.5 million on a linked-quarter basis to $6.5 million for the fourth quarter of 2009.  Noninterest income was $7.1 million in the fourth quarter of 2008. As a percentage of total operating revenue, noninterest income was 20.6% for the fourth quarter of 2009 vs. 21.6% for the prior-year quarter.

The noninterest income decline of $0.5 million in the fourth quarter is attributable to a decrease in investment banking and insurance income.  In general, all of our business segments continue to be negatively impacted by market conditions in 2009.  Although our Investment Banking segment continues to have a diversified backlog of engaged transactions, restricted credit markets and substantial uncertainty over sellers’ future performance and cash-flow, had an adverse impact on the number of deals closed as well as on the number of deals actively engaged during 2009.  Our Insurance Segment’s revenues were adversely affected by a continued soft premium market for property and casualty insurance.  Similarly, the decline in the broader equity market negatively impacted Investment Advisory earnings.

Operating Expenses

Noninterest expenses for the fourth quarter of 2009 were $23.8 million as compared to $36.0 million for the third quarter of 2009.  The third quarter of 2009 included a noncash goodwill impairment charge of $12.5 million.  Noninterest expenses in the fourth quarter of 2008 were $23.6 million.

Salaries and employee benefit expenses decreased by $0.3 million on a linked-quarter basis to $13.0 million. During 2009 the Company was able to attract a number of talented employees and costs have risen accordingly, increasing in fourth quarter by $1.0 million as compared to $12.0 million in the prior-year quarter. Overall, the company’s full-time equivalents increased by 9.4 to 544.7 from December 31, 2008. The majority of the new hires came in the third and fourth quarters of 2009.

Other operating expenses were stable on a linked-quarter basis showing a slight decrease of $0.2 million during the fourth quarter of 2009, largely the result of lower loan workout costs relative to the third quarter costs.

Net loss on securities, other assets and OREO increased to $1.6 million as compared to third quarter losses of $0.9 million and was primarily attributed to sales and valuation activity in the OREO portfolio.

Excluding the third quarter noncash goodwill impairment charge, the Company’s fourth quarter expenses increased by $0.3 million on a linked-quarter basis.  The Company’s efficiency ratio for the year ended December 31, 2009 was 68.3% as compared to 65.1% for 2008, an unfavorable change relating to higher loan workout costs and significant increases in FDIC insurance premiums offset by cost-cutting initiatives and decreases in incentive compensation across all levels of the organization. (See the accompanying reconciliation of Non-GAAP Measures to GAAP).

Earnings Conference Call

In conjunction with this release, you are invited to listen to the Company’s conference call on Friday, January 29, 2010, at 9:00 am MST with Steve Bangert, CoBiz chairman and CEO. The call can be accessed via the Internet at http://www.videonewswire.com/event.asp?id=65239 or by telephone at 877.493.9121, (conference ID #34736946).

Explanation of the Company’s Use of Non-GAAP Financial Measures

This earnings release contains GAAP financial measures and non-GAAP financial measures where Management believes it to be helpful in understanding our results of operations. We believe these measures provide important supplemental information to investors. However, you should not rely on non-GAAP financial measures alone as measures of our performance.

Contact Information

CoBiz Financial Inc.

Lyne Andrich 303.312.3458

Sue Hermann 303.312.3488

About CoBiz Financial

CoBiz Financial Inc. (www.cobizfinancial.com) is a $2.5 billion financial holding company headquartered in Denver. The Company operates Colorado Business Bank and Arizona Business Bank, full-service commercial banking institutions that offer a broad range of sophisticated banking services — including credit, treasury management, investment and deposit products — to a targeted customer base of professionals and small to mid-sized businesses. CoBiz also offers trust and fiduciary services through CoBiz Trust; property and casualty insurance brokerage and risk management consulting services through CoBiz Insurance; investment banking services through Green Manning & Bunch; the management of stock and bond portfolios for individuals and institutions through CoBiz Trust, Alexander Capital Management Group and Wagner Investment Management, Inc.; and employee and executive benefits consulting and wealth transfer services through Financial Designs, Ltd.

Forward-looking Information

This release contains forward-looking statements that describe CoBiz’s future plans, strategies and expectations. All forward-looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control and which may cause our actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “would”, “could” or “may.” Forward-looking statements speak only as of the date they are made. Such risks and uncertainties include, among other things:

•                  Risks and uncertainties described in our reports filed with the Securities and Exchange Commission, including our most recent 10-K.

•                  Competitive pressures among depository and other financial institutions nationally and in our market areas may increase significantly.

•                  Adverse changes in the economy or business conditions, either nationally or in our market areas, could increase credit-related losses and expenses and/or limit growth.

•                  Increases in defaults by borrowers and other delinquencies could result in increases in our provision for losses on loans and leases and related expenses.

•                  Our inability to manage growth effectively, including the successful expansion of our customer support, administrative infrastructure and internal management systems, could adversely affect our results of operations and prospects.

•                  Fluctuations in interest rates and market prices could reduce our net interest margin and asset valuations and increase our expenses.

•                  The consequences of continued bank acquisitions and mergers in our market areas, resulting in fewer but much larger and financially stronger competitors, could increase competition for financial services to our detriment.

•                  Our continued growth will depend in part on our ability to enter new markets successfully and capitalize on other growth opportunities.

•                  Changes in legislative or regulatory requirements applicable to us and our subsidiaries could increase costs, limit certain operations and adversely affect results of operations.

•                  Changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations may increase our tax expense or adversely affect our customers’ businesses.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements in this release. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CoBiz Financial Inc.

December 31, 2009

(unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands, except per share amounts)	2009	2008	2009	2008
INCOME STATEMENT DATA
Interest income	$30,973	$35,820	$129,450	$144,908
Interest expense	5,981	10,181	26,066	49,557
NET INTEREST INCOME BEFORE PROVISION	24,992	25,639	103,384	95,351
Provision for loan losses	16,557	23,444	105,815	39,796
NET INTEREST INCOME (LOSS) AFTER PROVISION	8,435	2,195	(2,431)	55,555
Noninterest income	6,492	7,055	27,627	35,778
Noninterest expense	23,843	23,632	95,250	89,717
Impairment of goodwill	—	—	46,160	—
INCOME (LOSS) BEFORE INCOME TAXES	(8,916)	(14,382)	(116,214)	1,616
Benefit for income taxes	(4,272)	(5,803)	(32,859)	(91)
NET INCOME (LOSS) BEFORE NONCONTROLLING INTEREST	(4,644)	(8,579)	(83,355)	1,707
Net (income) loss attributable to noncontrolling interest	106	(34)	314	(379)
NET INCOME (LOSS)	$(4,538)	$(8,613)	$(83,041)	$1,328

Preferred stock dividends	(936)	(124)	(3,733)	(124)
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(5,474)	$(8,737)	$(86,774)	$1,204

EARNINGS (LOSS) PER COMMON SHARE
BASIC	$(0.15)	$(0.38)	$(2.98)	$0.05
DILUTED	$(0.15)	$(0.38)	$(2.98)	$0.05
WEIGHTED AVERAGE SHARES OUTSTANDING (in thousands)
BASIC	36,440	23,144	29,146	23,082
DILUTED	36,440	23,144	29,146	23,255

EQUITY MEASURES
Common Shares Outstanding at Period End (in thousands)	36,724	23,375
Book Value Per Common Share	$4.59	$8.16
Tangible Book Value Per Common Share	$4.46	$5.94

Tangible Common Equity to Tangible Assets	6.65%	5.27%
Tangible Equity to Tangible Assets	9.16%	7.61%
Tier 1 Capital Ratio (1)	13.81%	12.29%
Total Risk Based Capital Ratio (1)	16.13%	14.50%

(1) Ratios for the current period are preliminary and are subject to change upon completion of the Company’s regulatory filings.

PERIOD END BALANCES
Total Assets	$2,466,015	$2,684,275
Loans	1,780,866	2,031,253
Loans Held For Sale	1,820	—
Goodwill and Intangible Assets	4,910	51,864
Deposits	1,968,833	1,639,031
Subordinated Debentures	93,150	93,150
Common Shareholders’ Equity	168,579	190,635
Total Shareholders’ Equity	230,451	252,099
Interest-Earning Assets	2,270,381	2,498,484
Interest-Bearing Liabilities	1,659,248	1,954,991

BALANCE SHEET AVERAGES
Average Assets	$2,556,706	$2,529,901
Average Loans	1,948,120	1,944,728
Average Deposits	1,789,127	1,743,712
Average Subordinated Debentures	93,150	79,306
Average Shareholders’ Equity	235,722	197,235
Average Interest-Earning Assets	2,376,128	2,354,838
Average Interest-Bearing Liabilities	1,814,763	1,878,852

CoBiz Financial Inc.

December 31, 2009

(unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands)	2009	2008	2009	2008
PROFITABILITY MEASURES
Net Interest Margin	4.36%	4.15%	4.38%	4.08%
Efficiency Ratio	70.34%	61.84%	68.27%	65.10%
Return on Average Assets	(0.73)%	(1.28)%	(3.25)%	0.05%
Return on Average Shareholders’ Equity	(7.67)%	(16.78)%	(35.23)%	0.67%
Noninterest Income as a Percentage of Operating Revenues	20.62%	21.58%	21.09%	27.28%

CREDIT QUALITY
Nonperforming Loans
Loans 90 Days or More Past Due and Accruing Interest			$509	$1,292
Nonaccrual Loans			78,689	39,786
Total Nonperforming Loans			$79,198	$41,078
OREO & Repossessed Assets			25,318	5,941
Total Nonperforming Assets			$104,516	$47,019

Charge-offs			$(76,577)	$(17,144)
Recoveries			3,028	156
Net Charge-offs			$(73,549)	$(16,988)

ASSET QUALITY MEASURES
Nonperforming Assets to Total Assets			4.24%	1.75%
Nonperforming Loans to Total Loans			4.44%	2.02%
Nonperforming Loans and OREO to Total Loans and OREO			5.78%	2.31%
Allowance for Loan and Credit Losses to Total Loans (excluding loans held for sale)			4.23%	2.12%
Allowance for Loan and Credit Losses to Nonperforming Loans (excluding loans held for sale)			97.28%	104.95%

				Total	NPAs as a
NONPERFORMING ASSETS BY MARKET	Colorado	Arizona	Total	in Category	% of Loans
Commercial	$8,658	$4,537	$13,195	$559,612	2.36%
Term Real Estate	9,000	9,832	18,832	832,123	2.26%
Land Acquisition & Development	17,358	16,675	34,033	152,667	22.29%
Construction	3,900	5,732	9,632	144,455	6.67%
Consumer	905	252	1,157	76,103	1.52%
Other Loans	—	2,349	2,349	17,726	13.25%
OREO & Repossessed Assets	15,169	10,149	25,318	25,318	—
NPAs	$54,990	$49,526	$104,516	$1,808,004	5.78%

Total Loans	$1,156,522	$626,164	$1,782,686
Total Loans and OREO	1,171,691	636,313	1,808,004

Nonperforming Loans to Loans	3.44%	6.29%	4.44%
Nonperforming Loans and OREO to Total Loans and OREO	4.69%	7.78%	5.78%

CoBiz Financial Inc.

December 31, 2009

(unaudited)

		Investment	Investment		Corporate
	Commercial	Banking	Advisory		Support and
(in thousands, except per share amounts)	Banking	Services	and Trust	Insurance	Other	Consolidated
Net interest income
Quarter ended December 31, 2009	$25,670	$1	$(7)	$(3)	$(669)	$24,992
Quarter ended September 30, 2009	26,404	2	(6)	(4)	(809)	25,587
Annualized quarterly growth	(11.0)%	(198.4)%	(66.1)%	99.2%	68.7%	(9.2)%

Quarter ended December 31, 2008	$27,177	$8	$(3)	$(4)	$(1,539)	$25,639
Annual growth	(5.5)%	(87.5)%	(133.3)%	25.0%	56.5%	(2.5)%

Noninterest income
Quarter ended December 31, 2009	$2,542	$175	$1,362	$2,580	$(167)	$6,492
Quarter ended September 30, 2009	2,311	476	1,292	3,019	(119)	6,979
Annualized quarterly growth	39.7%	(250.9)%	21.5%	(57.7)%	(160.0)%	(27.7)%

Quarter ended December 31, 2008	$1,475	$504	$1,413	$3,594	$69	$7,055
Annual growth	72.3%	(65.3)%	(3.6)%	(28.2)%	(342.0)%	(8.0)%

Net income (loss)
Quarter ended December 31, 2009	$(1,512)	$(479)	$(200)	$(213)	$(2,134)	$(4,538)
Quarter ended September 30, 2009	(4,587)	(2,408)	(2,780)	(4,465)	(1,503)	(15,743)
Annualized quarterly growth	266.0%	317.8%	368.2%	377.8%	(166.6)%	282.4%

Quarter ended December 31, 2008	$(6,722)	$(417)	$38	$69	$(1,581)	$(8,613)
Annual growth	77.5%	(14.9)%	(626.3)%	(408.7)%	(35.0)%	47.3%

Earnings per share (diluted)
Quarter ended December 31, 2009	$(0.04)	$(0.01)	$(0.01)	$(0.01)	$(0.08)	$(0.15)
Quarter ended September 30, 2009	(0.14)	(0.07)	(0.08)	(0.13)	(0.08)	(0.50)
Annualized quarterly growth	283.4%	340.1%	347.1%	366.2%	.0%	277.7%

Quarter ended December 31, 2008	$(0.29)	$(0.02)	$—	$—	$(0.07)	$(0.38)
Annual growth	86.2%	50.0%	(100.0)%	(100.0)%	(14.3)%	60.5%

Total loans
At December 31, 2009						$1,782,686
At September 30, 2009						1,879,969
Annualized quarterly growth						(20.5)%

At December 31, 2008						$2,031,253
Annual growth						(12.2)%

Total deposits and customer repurchase agreements
At December 31, 2009						$2,108,627
At September 30, 2009						2,059,080
Annualized quarterly growth						9.5%

At December 31, 2008						$1,772,509
Annual growth						19.0%

CoBiz Financial Inc.

December 31, 2009

(unaudited)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(in thousands)	2009	2009	2009	2009	2008

COMMERCIAL BANKING
Income Statement
Total interest income	$30,685	$31,901	$32,820	$33,508	$35,780
Total interest expense	5,015	5,497	5,490	5,699	8,603
Net interest income	25,670	26,404	27,330	27,809	27,177
Provision for loan losses	14,593	19,838	35,249	33,747	23,444
Net interest income (loss) after provision	11,077	6,566	(7,919)	(5,938)	3,733
Noninterest income	2,542	2,311	2,773	1,929	1,475
Noninterest expense	7,837	8,231	10,323	8,142	9,184
Impairment of goodwill	—	—	—	15,348	—
Income (loss) before income taxes	5,782	646	(15,469)	(27,499)	(3,976)
Provision (benefit) for income taxes	1,513	14	(4,768)	(4,813)	(1,994)
Net income (loss) before management fees and overhead allocations	$4,269	$632	$(10,701)	$(22,686)	$(1,982)
Management fees and overhead allocations, net of tax	5,781	5,219	3,107	5,105	4,740
Net income (loss)	$(1,512)	$(4,587)	$(13,808)	$(27,791)	$(6,722)

INVESTMENT BANKING
Income Statement
Total interest income	$1	$2	$1	$3	$8
Total interest expense	—	—	—	—	—
Net interest income	1	2	1	3	8
Provision for loan losses	—	—	—	—	—
Net interest income (loss) after provision	1	2	1	3	8
Noninterest income	175	476	399	104	504
Noninterest expense	999	1,154	955	916	1,142
Impairment of goodwill	—	3,049	—	2,230	—
Income (loss) before income taxes	(823)	(3,725)	(555)	(3,039)	(630)
Provision (benefit) for income taxes	(377)	(1,347)	(209)	(1,755)	(247)
Net income (loss) before management fees and overhead allocations	$(446)	$(2,378)	$(346)	$(1,284)	$(383)
Management fees and overhead allocations, net of tax	33	30	30	38	34
Net income (loss)	$(479)	$(2,408)	$(376)	$(1,322)	$(417)

INVESTMENT ADVISORY AND TRUST
Income Statement
Total interest income	$—	$—	$—	$—	$—
Total interest expense	7	6	3	—	3
Net interest income	(7)	(6)	(3)	—	(3)
Provision for loan losses	—	—	—	—	—
Net interest income (loss) after provision	(7)	(6)	(3)	—	(3)
Noninterest income	1,362	1,292	1,308	1,224	1,413
Noninterest expense	1,563	1,336	1,698	1,655	1,255
Impairment of goodwill	—	3,437	—	3,081	—
Income (loss) before income taxes	(208)	(3,487)	(393)	(3,512)	155
Provision (benefit) for income taxes	(107)	(794)	(152)	(153)	51
Net income (loss) before management fees and overhead allocations	$(101)	$(2,693)	$(241)	$(3,359)	$104
Management fees and overhead allocations, net of tax	99	87	84	111	66
Net income (loss)	$(200)	$(2,780)	$(325)	$(3,470)	$38

CoBiz Financial Inc.

December 31, 2009

(unaudited)

	Three months ended
(in thousands)	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008

INSURANCE
Income Statement
Total interest income	$—	$—	$—	$—	$—
Total interest expense	3	4	4	2	4
Net interest income	(3)	(4)	(4)	(2)	(4)
Provision for loan losses	—	—	—	—	—
Net interest income (loss) after provision	(3)	(4)	(4)	(2)	(4)
Noninterest income	2,580	3,019	2,795	3,384	3,594
Noninterest expense	2,748	2,961	2,966	3,474	3,353
Impairment of goodwill	—	5,977	—	13,038	—
Income (loss) before income taxes	(171)	(5,923)	(175)	(13,130)	237
Provision (benefit) for income taxes	(58)	(1,548)	(63)	(24)	85
Net income (loss) before management fees and overhead allocations	$(113)	$(4,375)	$(112)	$(13,106)	$152
Management fees and overhead allocations, net of tax	100	90	90	114	83
Net income (loss)	$(213)	$(4,465)	$(202)	$(13,220)	$69

CORPORATE SUPPORT AND OTHER
Income Statement
Total interest income	$287	$199	$20	$23	$32
Total interest expense	956	1,008	1,118	1,254	1,571
Net interest income	(669)	(809)	(1,098)	(1,231)	(1,539)
Provision for loan losses	1,964	424	—	—	—
Net interest income (loss) after provision	(2,633)	(1,233)	(1,098)	(1,231)	(1,539)
Noninterest income	(167)	(119)	760	(520)	69
Noninterest expense	10,696	9,821	8,331	9,444	8,698
Income (loss) before income taxes	(13,496)	(11,173)	(8,669)	(11,195)	(10,168)
Provision (benefit) for income taxes	(5,243)	(4,244)	(4,548)	(4,183)	(3,698)
Net income (loss) before management fees and overhead allocations	$(8,253)	$(6,929)	$(4,121)	$(7,012)	$(6,470)
Management fees and overhead allocations, net of tax	(6,013)	(5,426)	(3,311)	(5,368)	(4,923)
Net income (loss)	$(2,240)	$(1,503)	$(810)	$(1,644)	$(1,547)
Net (income) loss attributable to noncontrolling interest	106	—	(290)	498	(34)
Net income (loss) attributable to CoBiz Financial	$(2,134)	$(1,503)	$(1,100)	$(1,146)	$(1,581)

CONSOLIDATED
Income Statement
Total interest income	$30,973	$32,102	$32,841	$33,534	$35,820
Total interest expense	5,981	6,515	6,615	6,955	10,181
Net interest income	24,992	25,587	26,226	26,579	25,639
Provision for loan losses	16,557	20,262	35,249	33,747	23,444
Net interest income (loss) after provision	8,435	5,325	(9,023)	(7,168)	2,195
Noninterest income	6,492	6,979	8,035	6,121	7,055
Noninterest expense	23,843	23,503	24,273	23,631	23,632
Impairment of goodwill	—	12,463	—	33,697	—
Income (loss) before income taxes	(8,916)	(23,662)	(25,261)	(58,375)	(14,382)
Provision (benefit) for income taxes	(4,272)	(7,919)	(9,740)	(10,928)	(5,803)
Net income (loss) before management fees and overhead allocations	$(4,644)	$(15,743)	$(15,521)	$(47,447)	$(8,579)
Management fees and overhead allocations, net of tax	—	—	—	—	—
Net income (loss)	$(4,644)	$(15,743)	$(15,521)	$(47,447)	$(8,579)
Net (income) loss attributable to noncontrolling interest	106	—	(290)	498	(34)
Net income (loss) attributable to CoBiz Financial	$(4,538)	$(15,743)	$(15,811)	$(46,949)	$(8,613)

CoBiz Financial Inc.

December 31, 2009

(unaudited)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(in thousands, except per share amounts)	2009	2009	2009	2009	2008
Interest income	$30,973	$32,102	$32,841	$33,534	$35,820
Interest expense	5,981	6,515	6,615	6,955	10,181
Net interest income before provision	24,992	25,587	26,226	26,579	25,639
Provision for loan losses	16,557	20,262	35,249	33,747	23,444
Net interest income (loss) after provision	8,435	5,325	(9,023)	(7,168)	2,195
Noninterest income:
Deposit service charges	$1,212	$1,282	$1,248	$1,177	$1,111
Investment advisory and trust income	1,362	1,292	1,308	1,224	1,413
Insurance income	2,580	3,019	2,795	3,384	3,594
Investment banking income	175	476	399	104	504
Other income	1,163	910	2,285	232	433
Total noninterest income	6,492	6,979	8,035	6,121	7,055
Noninterest expense:
Salaries and employee benefits	$13,049	$13,350	$13,081	$13,836	$12,052
Stock-based compensation expense	410	313	411	409	489
Occupancy expenses, premises and equipment	3,333	3,320	3,288	3,274	3,417
Amortization of intangibles	167	169	169	169	169
Other operating expenses	5,261	5,426	5,632	4,584	4,070
Impairment of goodwill	—	12,463	—	33,697	—
Net loss on securities, other assets and OREO	1,623	925	1,692	1,359	3,435
Total noninterest expense	23,843	35,966	24,273	57,328	23,632
Net Loss before income taxes	(8,916)	(23,662)	(25,261)	(58,375)	(14,382)
Benefit for income taxes	(4,272)	(7,919)	(9,740)	(10,928)	(5,803)
Net loss before noncontrolling interest	(4,644)	(15,743)	(15,521)	(47,447)	(8,579)
Net (income) loss attributable to noncontrolling interest	106	—	(290)	498	(34)
Net loss	$(4,538)	$(15,743)	$(15,811)	$(46,949)	$(8,613)

Preferred stock dividends	(936)	(935)	(932)	(930)	(124)
Net income (loss) available to common shareholders	$(5,474)	$(16,678)	$(16,743)	$(47,879)	$(8,737)

Earnings (loss) per common share
Basic	$(0.15)	$(0.50)	$(0.72)	$(2.07)	$(0.38)
Diluted	$(0.15)	$(0.50)	$(0.72)	$(2.07)	$(0.38)

Weighted average shares outstanding (in thousands)
Basic	36,440	33,581	23,194	23,174	23,144
Diluted	36,440	33,581	23,194	23,174	23,144

PROFITABILITY MEASURES
Net Interest Margin	4.36%	4.40%	4.38%	4.38%	4.15%
Efficiency Ratio	70.34%	69.33%	66.47%	67.09%	61.84%
Return on Average Assets	(0.73)%	(2.48)%	(2.46)%	(7.08)%	(1.28)%
Return on Average Shareholders’ Equity	(7.67)%	(25.11)%	(30.77)%	(74.24)%	(16.78)%
Noninterest Income as a Percentage of Operating Revenues	20.62%	21.43%	23.45%	18.72%	21.58%

CoBiz Financial Inc.

December 31, 2009

(unaudited)

	At
	December 31,	September 30,	June 30,	March 31,	December 31,
(in thousands)	2009	2009	2009	2009	2008
PERIOD END BALANCES
Total Assets	$2,466,015	$2,537,665	$2,540,833	$2,623,923	$2,684,275
Loans	1,780,866	1,878,125	1,949,590	2,016,350	2,031,253
Loans Held for Sale	1,820	1,844	2,185	3,100	—
Goodwill and Intangible Assets	4,910	5,078	17,708	17,878	51,864
Deposits	1,968,833	1,933,418	1,758,635	1,676,482	1,639,031
Subordinated Debentures	93,150	93,150	93,150	93,150	93,150
Common Shareholders’ Equity	168,579	172,338	131,518	141,555	190,635
Total Shareholders’ Equity	230,451	234,080	193,132	203,049	252,099
Interest-Earning Assets	2,270,381	2,355,281	2,344,099	2,441,130	2,498,484
Interest-Bearing Liabilities	1,659,248	1,728,059	1,848,425	1,945,511	1,954,991

LOANS
Commercial	$559,612	$579,524	$603,278	$630,567	$648,968
Real estate - mortgage	935,510	980,345	1,009,960	1,039,957	1,017,444
Real estate - construction	193,735	223,856	237,663	250,767	266,928
Consumer	76,103	82,021	85,385	83,405	86,701
Other	15,906	12,379	13,304	11,654	11,212
Gross loans	1,780,866	1,878,125	1,949,590	2,016,350	2,031,253
Less allowance for loan losses	(75,116)	(81,499)	(75,256)	(63,361)	(42,851)
Net loans held for investment	1,705,750	1,796,626	1,874,334	1,952,989	1,988,402
Loans held for sale	1,820	1,844	2,185	3,100	—
Total net loans	$1,707,570	$1,798,470	$1,876,519	$1,956,089	$1,988,402

DEPOSITS AND CUSTOMER REPURCHASE AGREEMENTS
NOW and money market	$708,445	$583,877	$524,622	$520,605	$565,948
Savings	10,552	9,952	9,432	9,560	9,274
Eurodollar	107,500	113,936	103,303	100,249	88,025
Certificates of deposits under $100,000	52,430	53,942	56,657	59,835	76,559
Certificates of deposits $100,000 and over	358,424	420,962	405,888	311,348	287,039
Reciprocal CDARS	178,382	191,211	117,408	108,961	91,844
Brokered deposits	10,332	35,367	65,972	113,800	66,611
Total interest-bearing deposits	1,426,065	1,409,247	1,283,282	1,224,358	1,185,300
Noninterest-bearing demand deposits	542,768	524,171	475,353	452,124	453,731
Customer repurchase agreements	139,794	125,662	118,958	129,195	133,478
Total deposits and customer repurchase agreements	$2,108,627	$2,059,080	$1,877,593	$1,805,677	$1,772,509

BALANCE SHEET AVERAGES
Average Assets	$2,472,318	$2,518,393	$2,580,448	$2,658,588	$2,668,533
Average Loans	1,836,782	1,920,384	2,012,342	2,025,349	2,025,859
Average Deposits	1,966,157	1,835,662	1,719,953	1,630,537	1,711,063
Average Subordinated Debentures	93,150	93,150	93,150	93,150	92,902
Average Shareholders’ Equity	234,844	248,781	206,127	253,652	204,222
Average Interest-Earning Assets	2,289,621	2,322,410	2,419,408	2,475,708	2,479,183
Average Interest-Bearing Liabilities	1,679,788	1,741,117	1,894,779	1,947,119	1,998,161

CREDIT QUALITY
Nonperforming Loans
Loans 90 days or more past due and accruing interest	$509	$3,949	$35	$522	$1,292
Nonaccrual loans	78,689	71,785	67,394	43,121	39,786
Total nonperforming loans	$79,198	$75,734	$67,429	$43,643	$41,078
OREO and Repossessed Assets	25,318	22,452	26,461	8,879	5,941
Total nonperforming assets	$104,516	$98,186	$93,890	$52,522	$47,019

ASSET QUALITY MEASURES
Nonperforming Assets to Total Assets	4.24%	3.87%	3.70%	2.00%	1.75%
Nonperforming Loans to Total Loans	4.44%	4.03%	3.45%	2.16%	2.02%
Nonperforming Loans and OREO to Total Loans and OREO	5.78%	5.16%	4.75%	2.59%	2.31%
Allowance for Loan and Credit Losses to Total Loans (excluding loans held for sale)	4.23%	4.35%	3.87%	3.16%	2.12%
Allowance for Loan and Credit Losses to Nonperforming Loans	97.28%	107.86%	111.99%	146.12%	104.95%

EQUITY MEASURES
Common shares outstanding at period end (in thousands)	36,724	36,694	23,460	23,421	23,375
Book Value Per Common Share	$4.59	$4.70	$5.61	$6.04	$8.16
Tangible Book Value Per Common Share	$4.46	$4.56	$4.85	$5.28	$5.94

Tangible Common Equity to Tangible Assets	6.65%	6.60%	4.51%	4.75%	5.27%
Tangible Equity to Tangible Assets	9.16%	9.04%	6.95%	7.11%	7.61%
Tier 1 Capital Ratio (1)	13.81%	13.95%	10.78%	11.55%	12.29%
Total Risk Based Capital Ratio (1)	16.13%	16.25%	13.44%	13.89%	14.50%

(1) Ratios for the current period are preliminary and are subject to change upon completion of the Company’s regulatory filings.

CoBiz Financial Inc.

December 31, 2009

(unaudited)

	For the three months ended December 31,
		2009			2008
		Interest	Average		Interest	Average
	Average	earned	yield	Average	earned	yield
(in thousands)	balance	or paid	or cost	balance	or paid	or cost
Assets
Federal funds sold and other	$28,390	$31	0.43%	$6,348	$53	3.27%
Investment securities	507,858	5,947	4.68%	477,700	6,254	5.24%
Loans	1,836,782	25,178	5.36%	2,025,859	29,715	5.74%
Allowance for loan losses	(83,409)			(30,724)
Total interest-earning assets	$2,289,621	$31,156	5.15%	$2,479,183	$36,022	5.64%
Noninterest-earning assets
Cash and due from banks	35,684			51,984
Other	147,013			137,366
Total assets	$2,472,318			$2,668,533

Liabilities and Shareholders’ Equity
Deposits
NOW and money market	$667,682	$1,498	0.89%	$527,066	$1,912	1.44%
Savings	9,916	12	0.48%	8,319	10	0.48%
Eurodollar	113,745	312	1.07%	110,712	443	1.57%
Certificates of deposit
Brokered	17,265	87	2.00%	111,739	794	2.82%
Reciprocal CDARS	182,016	637	1.39%	132,558	601	1.80%
Under $100,000	53,715	258	1.91%	88,870	715	3.19%
$100,000 and over	386,874	1,852	1.90%	286,318	2,197	3.04%
Total interest-bearing deposits	$1,431,213	$4,656	1.29%	$1,265,582	$6,672	2.09%
Other borrowings
Securities sold under agreements to repurchase	135,529	330	0.95%	132,738	439	1.29%
Other short-term borrowings	19,896	19	0.37%	506,939	1,539	1.19%
Long term-debt	93,150	976	4.10%	92,902	1,531	6.45%
Total interest-bearing liabilities	$1,679,788	$5,981	1.41%	$1,998,161	$10,181	2.01%
Noninterest-bearing demand accounts	534,944			445,481
Total deposits and interest-bearing liabilities	2,214,732			2,443,642
Other noninterest-bearing liabilities	21,509			18,716
Total liabilities	2,236,241			2,462,358
Total equity	236,077			206,175
Total liabilities and equity	$2,472,318			$2,668,533
Net interest income - taxable equivalent		$25,175			$25,841
Net interest spread			3.74%			3.63%
Net interest margin			4.36%			4.15%
Ratio of average interest-earning assets to average interest-bearing liabilities	136.30%			124.07%

CoBiz Financial Inc.

December 31, 2009

(unaudited)

	For the year ended December 31,
		2009			2008
		Interest	Average		Interest	Average
	Average	earned	yield	Average	earned	yield
(in thousands)	balance	or paid	or cost	balance	or paid	or cost
Assets
Federal funds sold and other	$13,011	$105	0.81%	7,958	$274	3.44%
Investment securities	482,859	24,107	4.99%	427,902	22,298	5.21%
Loans	1,948,120	105,965	5.44%	1,944,728	123,055	6.33%
Allowance for loan losses	(67,862)			(25,750)
Total interest-earning assets	$2,376,128	$130,177	5.32%	$2,354,838	$145,627	6.11%
Noninterest-earning assets
Cash and due from banks	37,473			44,846
Other	143,105			130,217
Total assets	$2,556,706			$2,529,901

Liabilities and Shareholders’ Equity
Deposits
NOW and money market	$567,363	$6,011	1.06%	$622,295	$12,280	1.97%
Savings	9,711	47	0.48%	10,217	122	1.19%
Eurodollar	105,946	1,305	1.23%	108,154	2,180	2.02%
Certificates of deposit
Brokered	33,115	468	1.41%	104,421	3,919	3.75%
Reciprocal CDARS	132,994	1,888	1.42%	52,858	1,134	2.15%
Under $100,000	61,254	1,503	2.45%	94,455	3,621	3.83%
$100,000 and over	392,409	8,458	2.16%	316,386	11,415	3.61%
Total interest-bearing deposits	$1,302,792	$19,680	1.51%	$1,308,786	$34,671	2.65%
Other borrowings
Securities sold under agreements to repurchase	125,053	1,137	0.91%	147,230	2,669	1.81%
Other short-term borrowings	293,768	885	0.30%	343,530	7,327	2.13%
Long-term debt	93,150	4,365	4.69%	79,306	4,890	6.17%
Total interest-bearing liabilities	$1,814,763	$26,067	1.44%	$1,878,852	$49,557	2.64%
Noninterest-bearing demand accounts	486,335			434,926
Total deposits and interest-bearing liabilities	2,301,098			2,313,778
Other noninterest-bearing liabilities	18,841			17,040
Total liabilities	2,319,939			2,330,818
Total equity	236,767			199,083
Total liabilities and equity	$2,556,706			$2,529,901
Net interest income - taxable equivalent		$104,110			$96,070
Net interest spread			3.88%			3.47%
Net interest margin			4.38%			4.08%
Ratio of average interest-earning assets to average interest-bearing liabilities	130.93%			125.33%

CoBiz Financial Inc.

December 31, 2009

(unaudited)

Reconciliation of Non-GAAP Measures to GAAP

The Company believes these Non-GAAP measurements are useful to obtain an understanding of the operating results of the Company’s core business and reflects the basis on which management internally reviews financial performance and capital adequacy. These Non-GAAP measurements are not a substitute for operating results determined in accordance with GAAP nor do they necessarily conform to Non-GAAP performance measures that may be presented by other companies.

The following table reflects adjustments to net income and earnings per share, as reported, to exclude the effects of goodwill impairment.

	Year ended	Three months ended
(in thousands)	December 31, 2009	September 30, 2009

Net (loss) as reported - GAAP	$(83,041)	$(15,743)
Effect of excluding:
Goodwill impairment	46,160	12,463
Benefit for income taxes	(4,907)	(3,457)

Net loss, excluding goodwill - Non-GAAP	$(41,788)	$(6,737)

Earnings (loss) per diluted common share - GAAP	$(2.98)	(0.50)
Effect of excluding goodwill impairment charge	1.42	0.27
Earnings (loss) per diluted common share, excluding goodwill - Non-GAAP	$(1.56)	$(0.23)

The following table includes Non-GAAP financial measurements related to tangible equity, tangible common equity and tangible assets.  These items have been adjusted to exclude goodwill, intangible assets and preferred stock.

	At
(in thousands)	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008

Total shareholders’ equity as reported - GAAP	$230,451	$234,080	$193,132	$203,049	$252,099
Goodwill and intangible assets	(4,910)	(5,078)	(17,708)	(17,878)	(51,864)

Tangible equity - Non-GAAP	$225,541	$229,002	$175,424	$185,171	$200,235
Preferred stock	(61,872)	(61,742)	(61,614)	(61,494)	(61,464)

Tangible common equity - Non-GAAP	$163,669	$167,260	$113,810	$123,677	$138,771

Total assets as reported - GAAP	$2,466,015	$2,537,665	$2,540,833	$2,623,923	$2,684,275
Goodwill and intangible assets	(4,910)	(5,078)	(17,708)	(17,878)	(51,864)

Total tangible assets - Non-GAAP	$2,461,105	$2,532,587	$2,523,125	$2,606,045	$2,632,411

Common Shares Outstanding at Period End (in thousands)	36,724	36,694	23,460	23,421	23,375
Tangible Book Value Per Common Share	$4.46	$4.56	$4.85	$5.28	$5.94

Tangible common equity to tangible assets - Non-GAAP	6.65%	6.60%	4.51%	4.75%	5.27%
Tangible equity to tangible assets - Non-GAAP	9.16%	9.04%	6.95%	7.11%	7.61%
Shareholders’ equity to assets as reported - GAAP	9.35%	9.22%	7.60%	7.74%	9.39%

The following table reflects noninterest expenses for the three months ended December 31, 2009 and September 30, 2009 adjusted to exclude goodwill impairment charges.

	Three months ended	Three months ended	Quarterly
(in thousands)	December 31, 2009	September 30, 2009	Change
Noninterest expense - GAAP	$23,843	$35,966	$(12,123)
Goodwill impairment	—	(12,463)	12,463
Noninterest expense - Non-GAAP	$23,843	$23,503	$340